Exhibit 99.1

bluebird bio Announces First Patient Treated in Northstar-3 (HGB-212), Phase 3 Study of LentiGlobin in Patients with Transfusion-Dependent β-Thalassemia (TDT) and β0/β0 genotype

-Study to enroll approximately fifteen adult, adolescent and pediatric patients –

Cambridge, MA, November 16, 2017 – bluebird bio, Inc. (Nasdaq: BLUE), a clinical-stage company committed to developing potentially transformative gene therapies for severe genetic diseases and T cell-based immunotherapies for cancer, today announced that the first patient has been treated in Northstar-3 (HGB-212) the company’s Phase 3 study of LentiGlobin in patients with transfusion-dependent β-thalassemia (TDT) with the β0/β0 genotype.

“We are excited to start our second Phase 3 study of LentiGlobin in patients with TDT,” said Dave Davidson, chief medical officer. “Early data presented at the European Hematology Association annual meeting this year indicates that our refined manufacturing process, now implemented for treatment across all of our active studies of LentiGlobin, has consistently yielded improved Drug Products with higher vector copy number and an increased proportion of transduced cells. We are optimistic that these advances will improve our ability to achieve the levels of HbAT87Q needed for the patients in this study, who have the β0/β0 genotype, to see their annual RBC transfusions dramatically reduced, if not entirely eliminated.”

“Ongoing studies of LentiGlobin in patients with TDT have indicated the potential for a durable effect, with patients seeing consistent production of HbAT87Q for more than three years after treatment,” said Alexis Thompson, MD, MPH, Ann & Robert H. Lurie Children’s Hospital of Chicago, Illinois and a primary investigator on the study. “With the introduction of the refined manufacturing process into the Northstar-2 and Northstar-3 pivotal studies, we hope our patients will produce a greater amount of hemoglobin to enhance their treatment effect, and thereby demonstrate that LentiGlobin has the potential to address the underlying genetic cause of TDT, regardless of genotype.”

LentiGlobin is also being investigated in Northstar-2 (HGB‑207), a Phase 3 study in patients with TDT and non-β0/β0 genotypes, Northstar (HGB-204), a Phase 1/2 study in patients with TDT and all genotypes, HGB-205, a Phase 1 study in patients with TDT and severe sickle cell disease (SCD), and HGB-206, a Phase 1 study in patients with SCD.

About Northstar-3 (HGB-212)

Northstar-3 is a Phase 3, global, multi-center study designed to evaluate the safety and efficacy of LentiGlobin in patients with transfusion-dependent beta-thalassemia with a β0/β0 genotype. In this study, the manufacturing process by which the patient’s cells are transduced with the LentiGlobin viral vector has been modified, with the intent of increasing the percentage of cells successfully transduced and the average vector copy number per diploid genome.

The study’s primary endpoint is the proportion of patients who meet the definition of "transfusion reduction" (TR). TR is defined as demonstration of reduction of at least 60% in volume of red blood cell (RBC) transfusion requirements (in mL/kg) in the post-treatment time period of Months 12 to 24, as compared to the average annual transfusion requirement in the 24 months prior to enrollment. The target enrollment of the study is 15 adult, adolescent and pediatric patients.

About TDT

Transfusion-dependent β-thalassemia (TDT) is a severe genetic disease characterized by reduced or absent hemoglobin levels that results in severe anemia and ineffective red blood cell production. Supportive care for people with TDT consists of a lifelong regimen of chronic blood transfusions to enable survival and suppress symptoms of the disease, and iron chelation therapy to manage iron overload that results from the transfusions. Despite the availability of supportive care, many people with TDT experience serious complications and organ damage due to underlying disease and iron overload.

Allogeneic hematopoietic stem cell transplant (HSCT) is currently the only available option to address the underlying genetic cause of TDT, though it carries significant risks. Complications of allogeneic HSCT include a risk of treatment-related mortality, graft failure, graft vs. host disease (GvHD) and opportunistic infections, particularly in patients who undergo HSCT from a donor who is not a matched sibling.

About bluebird bio, Inc.

With its lentiviral-based gene therapies, T cell immunotherapy expertise and gene editing capabilities, bluebird bio has built an integrated product platform with broad potential application to severe genetic diseases and cancer. bluebird bio’s gene therapy clinical programs include its Lenti-D™ product candidate, currently in a Phase 2/3 study, called the Starbeam Study, for the treatment of cerebral adrenoleukodystrophy, and its LentiGlobin® BB305 product candidate, currently in three clinical studies for the treatment of transfusion-dependent β-thalassemia, also known as β-thalassemia major, and severe sickle cell disease. bluebird bio’s oncology pipeline is built upon the company’s leadership in lentiviral gene delivery and T cell engineering, with a focus on developing novel T cell-based immunotherapies, including chimeric antigen receptor (CAR T) and T cell receptor (TCR) therapies. bluebird bio’s lead oncology programs, bb2121 and bb21217, are anti-BCMA CAR T programs partnered with Celgene. bb2121 and bb21217 are each currently being studied in Phase 1 trials for the treatment of relapsed/refractory multiple myeloma. bluebird bio also has discovery research programs utilizing megaTALs/homing endonuclease gene editing technologies with the potential for use across the company’s pipeline.

bluebird bio has operations in Cambridge, Massachusetts, Seattle, Washington, and Europe.

LentiGlobin and Lenti-D are trademarks of bluebird bio, Inc.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s research, development, manufacturing and regulatory approval plans for its LentiGlobin product candidate to treat transfusion-dependent ß-thalassemia, including statements whether the manufacturing process changes for LentiGlobin will improve outcomes of patients with transfusion-dependent ß-thalassemia. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the preliminary positive efficacy and safety results from our prior and ongoing clinical trials of LentiGlobin will not continue or be repeated in our ongoing, planned or expanded clinical trials of LentiGlobin, risks that the current or planned clinical trials of LentiGlobin will be insufficient to support regulatory submissions or marketing approval in the US and EU, the risk of a delay in the enrollment of patients in our clinical studies, and the risk that any one or more of our product candidates, including our bb2121 product candidate, will not be successfully developed, approved or commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

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Elizabeth Pingpank, 617-914-8736

epingpank@bluebirdbio.com